Exhibit 99.1

Saratoga Investment Corp. Announces Fiscal First Quarter 2027 Financial Results

Reports Quarterly Asset Growth of 1.6% and Net Originations of $31 Million, Including Two New Portfolio Companies

Non-Accruals Decreased to 0.0% of Fair Value and 1.2% of Cost

NEW YORK, July 7, 2026 – Saratoga Investment Corp. (NYSE: SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its fiscal first quarter 2027 ended May 31, 2026.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of
($ in thousands, except per share)	May 31, 2026	February 28, 2026	May 31, 2025
Assets Under Management (AUM)	1,126,334	1,109,134	968,318
Net Asset Value (NAV)	378,455	396,156	396,369
NAV per share	23.23	24.42	25.52
Total Investment Income	30,777	31,123	32,319
Net Investment Income (NII) per share	0.47	0.48	0.66
Adjusted NII per share	0.47	0.53	0.66
Earnings per share	(0.42)	(0.16)	0.91
Dividends per share (record date)	0.75	1.00 *	0.75
Return on Equity – last twelve months	4.0%	9.1%	9.3%
– annualized quarter	(7.1)%	(2.6)%	14.1%
Originations	79,151	135,139	50,086
Repayments	48,415	34,020	64,330

*	Actual dividend of $1.00 per share, includes the additional special dividend of $0.25 per share declared during fiscal 2026 third quarter

Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment, commented, “In a quarter defined by sector-wide pressure across private credit, Saratoga’s last twelve months return on equity of 4.0% continued to beat the BDC industry average of 2.4%, even as we grew assets under management 1.6% to $1.126 billion on $31 million of net originations. Our core BDC portfolio valuations this quarter reflected portfolio company and market adjustments, and core BDC portfolio fair value remains within 0.2% of cost, continuing to demonstrate solid overall credit quality in a challenging and volatile macroeconomic environment.”

“Continuing our track record of strong dividend distributions, we recently announced a base monthly dividend of $0.25 per share, or $0.75 per share in aggregate for the second quarter of fiscal 2027. Our annualized second quarter dividend of $0.75 per share represents a 14.0% yield based on the stock price of $21.42 as of July 6, 2026, offering strong current income. Originations and AUM growth during the quarter contributed to adjusted NII of $0.47 per share, compared to $0.53 per share last quarter. Overall, our adjusted NII continues to reflect the impact of declining short-term interest rates and tight spreads on our largely floating rate asset base, as well as the full period impact of the recent changes to our capital structure.”

“During the quarter, deal activity remained robust reflecting the impact of our recent business development efforts, despite persistent sector headwinds and the cautious sentiment that has taken hold across the broader private credit sector. Market dynamics continued to be very competitive. While our portfolio saw multiple debt repayments in Q1, our origination activity more than offset those exits, resulting in net originations of $30.8 million for the quarter from $79.2 million in new originations in two new portfolio companies and ten follow-ons, and including $11.0 million in six BB and BBB CLO debt investments. Our strong reputation, differentiated market positioning, and the ongoing development of sponsor relationships continue to create attractive investment opportunities from high quality sponsors. We remain prudent and discerning in our underwriting approach, particularly in light of the current volatile and uncertain environment.”

“Saratoga’s overall performance is reflected in our key performance indicators this past quarter and year, including: (i) LTM ROE of 4.0% beating the BDC industry average of 2.4%, (ii) NAV decrease of $17.9 million, or 4.5%, to $378.5 million from the previous year, (iii) an increase in AUM of $17.2 million, or 1.6%, to $1.126 billion from the previous quarter, and $158.0 million, or 16.3%, from the previous year, (iv) adjusted NII of $0.47 versus $0.53 per share last quarter, (v) EPS of $(0.42) per share, down from $(0.16) in the previous quarter, and (vi) total dividends of $0.75 per share, unchanged from last quarter and last year.”

“Sequential quarter NAV per share is down by 4.9% from $24.42 per share to $23.23 per share. Of the $1.19 per share reduction this quarter, $0.93 was due to the unrealized depreciation on investments discussed below, including both credit and equity investments, and $0.28 was due to the under-earning of the dividend.”

“Our total $1.126 billion portfolio was marked down $15.2 million during the quarter, including net depreciation of $18.3 million in the non-CLO core portfolio, partially offset by a write-up of $2.9 million in the JV and $0.3 million in the BB and BBB CLO debt portfolio. Of the non-CLO core portfolio depreciation, Pepper Palace, which has been written down to zero ($3.9 million), together with a handful of credits, primarily Exigo ($3.4 million) and Chronus ($1.5 million), represented $9.9 million, or 54% of the total reduction, reflecting company performance adjustments, with a further $6.0 million, or 33%, reflecting a broad market adjustment to comparable market multiples across many industries on equity positions held at or above cost, and the remaining 13% reflecting the impact of changes in market spreads across valuations. As of quarter-end, our core non-CLO portfolio was 0.2% below cost, for a total portfolio valuation at 3.6% below cost. This quarter’s results reflect a combination of portfolio company performance and market impacts on our overall portfolio, with both Pepper Palace, now carried at zero, and Exigo, carried at $17.3 million or 70% of its own total cost, on red watchlist status, indicating potential risk of loss of capital.”

“During the quarter, our core BDC net interest margin increased from $13.0 million last quarter to $13.4 million. The average core assets increase of 4.8% was offset by (i) the average SOFR rate used in the portfolio decreasing by 5 basis points from last quarter, (ii) spreads on originations this quarter being almost 50 basis points lower than on the repayments they replaced, and (iii) the relative timing of this quarter’s originations and repayments.”

“Our quarter-end cash position increased from $21.8 million last quarter to $60.8 million, available to be deployed accretively in investments.”

“Our overall credit quality remained solid this quarter, with 98.3% of credits rated in our highest internal category, a result we are proud of given the current headwinds in the industry, as seen in this quarter’s markdowns. Two investments are now on non-accrual status, being one, Pepper Palace, which has been on non-accrual status and fully written-off this quarter, and two, our CLO’s F-note, which was written off and placed on non-accrual last quarter, together representing 0.0% of fair value and 1.2% of cost. With 81.7% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and resilient balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio composition and leverage profile are well structured to handle a wide range of economic conditions and uncertainty.”

Mr. Oberbeck concluded, “As we progress through fiscal year 2027, the macroeconomic environment remains complex, shaped by geopolitical tensions, elevated inflation, and continued concerns about AI and software. These dynamics, combined with an uncertain interest rate environment, have driven a measurable rise in default rates and broad valuation pressure across the sector, with industry NAVs declining and a number of BDCs reducing their dividends this past quarter. This quarter’s credit related NAV decline, discussed above, reflects credit specific situations and does not appear indicative of a broader trend in our portfolio. The recent wave of BDC bond issuance, the rebound in higher-quality loan values, and improving M&A activity point to a market that appears to be improving and differentiating among managers, and we are confident that our disciplined, senior secured, first-lien focused underwriting and conservative balance sheet position Saratoga to navigate this environment and continue delivering durable, risk-adjusted returns to our shareholders over the long term.”

Discussion of Financial Results for the Quarter ended May 31, 2026:

●	AUM at fair value as of May 31, 2026 was $1.126 billion, an increase of 1.6% from $1.109 billion as of February 28, 2026, and an increase of 16.3% from $968.3 million as of May 31, 2025.

●	Total investment income for the three months ended May 31, 2026, was $30.8 million, a decrease of $1.5 million, or 4.8%, from $32.3 million for the quarter ended May 31, 2025, and a decrease of $0.3 million, or 1.1%, as compared to $31.1 million for the quarter ended February 28, 2026. This quarter’s investment income decrease, as compared to prior quarters, was primarily due to lower interest earned on the period’s cash balances in addition to lower interest earned on deployed capital than in prior quarters, partially offset by interest income derived from increased AUM. Investment income reflects a weighted average interest rate on the core BDC portfolio of 10.5%, down from 10.4% as of February 28, 2026 and 11.5% as of May 31, 2025, with the yield reduction primarily reflecting SOFR base rate decreases over the past year, but also indicative of recent tight spreads experienced on new originations versus historically higher spreads on repaid assets.

●	Total expenses for the quarter ended May 31, 2026, excluding interest and debt financing expenses, base management fees and incentive fees, and income and excise taxes, were $2.7 million, a decrease of $0.1 million compared to $2.8 million for the quarter ended May 31, 2025, and an increase of $0.3 million as compared to $2.4 million for the quarter ended February 28, 2026. This represented 0.9% of average total assets on an annualized basis, up from 0.8% both last quarter and last year.

●	Adjusted NII for the quarter ended May 31, 2026, was $7.6 million, a decrease of $2.5 million, or 25.1%, from $10.1 million in the quarter ended May 31, 2025, and a decrease of $0.9 million, or 11.0% from $8.5 million in the quarter ended February 28, 2026. The decrease from comparable quarters, in addition to the abovementioned interest income and operating expense changes, primarily reflects the full-period impact of the additional interest expense on the $50 million 7.25% private bond and the $100 million 7.5% public baby bond that was issued last quarter used to repay the $175 million 4.375% institutional bond at the end of February 2026.

●	NII Yield as a percentage of average net asset value for the quarter ended May 31, 2026, was 7.8%. Adjusted NII Yield was also 7.8%, as compared to adjusted NII Yield of 10.3% last year, and 8.4% last quarter.

●	NAV was $378.5 million as of May 31, 2026, a decrease of $17.9 million from $396.4 million as of May 31, 2025, and a decrease of $17.7 million from $396.2 million as of February 28, 2026.

●	NAV per share was $23.23 as of May 31, 2026, compared to $24.42 as of February 28, 2026, and $25.52 as of May 31, 2025.

●	Return on equity (“ROE”) for the last twelve months ended May 31, 2026, was 4.0%, down from 9.3% for the comparable period last year, and down from 9.1% for the twelve months ended February 28, 2026. ROE on an annualized basis for the quarter ended May 31, 2026 was (7.1)%.

●	The weighted average common shares outstanding for the quarter ended May 31, 2026 was 16.3 million, up from 16.2 million shares last quarter and increasing from 15.3 million for the quarter ended May 31, 2025.

Portfolio and Investment Activity for the Quarter Ended May 31, 2026

●	Fair value of Saratoga Investment’s portfolio was $1.126 billion, excluding $60.8 million in cash and cash equivalents, principally invested in 50 portfolio companies, one collateralized loan obligation fund (the “CLO”), one joint venture fund (the “JV”), and 30 distinct BB and BBB CLO debt investments.

●	Cost of investments made during the quarter ended May 31, 2026 were $79.2 million, including two investments in new portfolio companies and ten follow-on investments.

●	Principal repayments during the quarter ended May 31, 2026, were $48.4 million, including one full debt repayment, four partial repayments, plus amortization.

o	For the quarter ended May 31, 2026, the fair value of the portfolio decreased by $15.0 million of net realized gains and unrealized depreciation, consisting of (i) net unrealized depreciation of $18.3 million in the Non-CLO core portfolio (ii) net unrealized appreciation of $3.2 million in the JV and BB/BBB CLO debt portfolio, and (iii) net realized gains of $0.2 million, consisting of the receipt of an escrow payment on Netreo generating $0.6m realized gains, partially offset by the write-off of TG Pressure Washing’s equity of $0.5 million.

o	The $18.3 million unrealized depreciation in the non-CLO core portfolio consists of three different components:

●	In addition to Pepper Palace that was written down to zero, there are primarily two other assets that showed signs of performance deterioration this quarter, being Exigo and Chronus, with all performance assets combined representing $9.9 million, or 54% of the above write-down,

●	There was also a market adjustment to comparable market multiples for many of our industries, and these have been reflected in the equity valuations of a group of assets in our portfolio that had been trading at a premium to cost and post-markdown still remain above or close to cost. This mark-down totals approx. $6.0 million, or 33% of the total write-down, and

●	The remaining 13% of the overall portfolio mark-down relates to the impact of recent market spreads on our valuations.

o	Since taking over management of the BDC in 2010, the Company has generated $1.37 billion of repayments and sales of investments originated by Saratoga Investment, generating a gross unlevered IRR of 14.9%. Total investments originated by Saratoga are $2.60 billion in 132 portfolio companies.

●	The overall portfolio composition consisted of 81.7% of first lien term loans, 3.8% of second lien term loans, 1.4% of unsecured loans, 5.9% of structured finance securities, and 7.2% of common equity.

●	The weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 9.8%, which was comprised of a weighted average current yield of 10.5% on first lien term loans, 11.9% on second lien term loans, 11.2% on unsecured loans, 11.0% on structured finance securities and 0.0% on equity interests.

Liquidity and Capital Resources

Outstanding Borrowings:

●	On April 10, 2026, we issued $25.0 million in aggregate principal amount of 7.25% fixed-rate notes due 2029 (the “7.25% 2029 Notes”) for net proceeds of approximately $24.5 million, based on an offering price of 98.00% per Note. Estimated offering costs incurred were approximately $0.2 million. Interest on the 7.25% 2029 Notes is paid quarterly on February 28, May 31, August 31 and November 30 of each year, with the first payment made on May 31, 2026. The Notes will mature on April 10, 2029, and may be extended to October 10, 2029, at Saratoga Investment’s sole discretion. The Notes may be redeemed at our option, in whole or in part at any time, or from time to time on or after April 10, 2027, at the redemption price of par, plus accrued and unpaid interest. Pursuant to the terms of the Notes Purchase Agreement, upon the mutual agreement of both parties, we may issue additional Notes for sale in subsequent offerings up to a maximum of $25.0 million by July 10, 2026.

●	As of May 31, 2026 Saratoga Investment had $817.4 million of borrowings outstanding, including $32.5 million under its $85.0 million senior secured revolving Valley Credit Facility and $37.5 million under its $75.0 million senior secured revolving Live Oak Credit Facility.

●	In addition, Saratoga Investment had $84.0 million of SBA debentures in its SBIC II license outstanding, $129.0 million of SBA debentures in its SBIC III license outstanding, $369.4 million of listed baby bonds issued, $75.0 million of unsecured unlisted institutional bond issuances, four unlisted private issuances of $90.0 million in total, and an aggregate of $60.8 million in cash and cash equivalents.

Undrawn Borrowing Capacity:

●	With $90.0 million available under the two credit facilities and $60.8 million of cash and cash equivalents as of May 31, 2026, Saratoga Investment has a total of $150.8 million of undrawn credit facility borrowing capacity and cash and cash equivalents to be used for new investments or to support existing portfolio companies in the BDC and the SBIC.

●	In addition, Saratoga Investment has $46.0 million in undrawn SBA debentures available from its existing SBIC III license. And in May 2026, legislation amending the Small Business Investment Act of 1958 increased the individual SBIC leverage limit from $175.0 million to $250.0 million, and the maximum leverage available for two or more SBICs under common control from $350.0 million to $475.0 million, in each case subject to SBA approvals.

●	Availability under the Valley National Bank and Live Oak credit facilities can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC II and the BDC will not qualify for SBIC III funding.

●	Total Saratoga Investment undrawn borrowing capacity is therefore $196.8 million as of May 31, 2026.

●	As of May 31, 2026, Saratoga Investment had $120.1 million of committed undrawn lending commitments and $65.1 million of discretionary funding commitments.

Additionally:

●	Saratoga Investment has an active equity distribution agreement with Ladenburg Thalmann & Co. Inc., Raymond James and Associates, Inc, Lucid Capital Markets, LLC and Compass Point Research and Trading, LLC, through which the Company may offer for sale, from time to time, up to $300.0 million of common stock through an ATM offering.

o	As of May 31, 2026, Saratoga Investment has sold 8,591,915 shares for gross proceeds of $227.2 million at an average price of $26.42 for aggregate net proceeds of $225.4 million (net of transaction costs).

o	During the three months ended May 31, 2026, Saratoga Investment did not sell any shares through its ATM Program.

Dividend

On June 11, 2026, Saratoga Investment announced that its Board of Directors declared a base quarterly dividend of $0.75 per share in aggregate for the second quarter of fiscal 2027, declaring the following three monthly $0.25 per share dividends:

Month	Amount Per Share	Record Date	Payment Date
June 2026	$0.25	July 6, 2026	July 23, 2026
July 2026	$0.25	August 5, 2026	August 25, 2026
August 2026	$0.25	September 3, 2026	September 23, 2026

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP. Shares issued under the Company’s DRIP are issued at a 5% discount to the average market price per share at the close of trading on the ten trading days immediately preceding (and including) the payment date.

The following table highlights Saratoga Investment’s monthly dividend distribution for fiscal 2027 and annual distribution over the past four years:

Period (Fiscal Year ends Feb)	Base Dividend Per Share	Special Dividend Per Share	Total Dividend Per Share
Fiscal Q2 2027 (August 2026)	$0.25	-	$0.25
Fiscal Q2 2027 (July 2026)	$0.25	-	$0.25
Fiscal Q2 2027 (June 2026)	$0.25	-	$0.25
Fiscal Q1 2027 (May 2026)	$0.25	-	$0.25
Fiscal Q1 2027 (April 2026)	$0.25	-	$0.25
Fiscal Q1 2027 (March 2026)	$0.25	-	$0.25
Total Declared in Fiscal 2027 YTD	$1.50	-	$1.50
Full Year Fiscal 2026	$3.00	$0.25	$3.25
Full Year Fiscal 2025	$2.96	$0.35	$3.31
Full Year Fiscal 2024	$2.86	-	$2.86
Full Year Fiscal 2023	$2.44	-	$2.44

Share Repurchase Plan

As of May 31, 2026, the Company purchased 1,037,698 shares of common stock, at the average price of $22.05 for approximately $22.9 million pursuant to its existing Share Repurchase Plan. During the quarter ended May 31, 2026, the Company did not purchase any shares of common stock pursuant to the Share Repurchase Plan.

Previously, in fiscal year 2015, the Company announced the approval of an open market share repurchase plan (the “Share Repurchase Plan”) that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan, most recently to 1.7 million shares of common stock. On January 6, 2026, its Board of Directors extended the Share Repurchase Plan for another year to January 15, 2027.

Fiscal First Quarter 2027 Conference Call/Webcast Information

When:	Wednesday, July 8, 2026
10:00 a.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q1 2027 presentation by going to the “Events & Presentations” section of Saratoga Investment’s investor relations website https://ir.saratogainvestmentcorp.com. A replay of the webcast will also be available for a limited time at Events & Presentations page.

Call:	To access the call by phone, please go to this link Registration Link and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns two active SBIC-licensed subsidiaries, having surrendered its first license after repaying all debentures for that fund following the end of its investment period and subsequent wind-down. Furthermore, it manages a $360 million collateralized loan obligation (“CLO”) fund that is in wind-down and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E-R notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn or a recession and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and the global economy; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2026 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Contacts:

Saratoga Investment Corporation

535 Madison Avenue, 4th Floor

New York, NY 10022

Henri Steenkamp

Chief Financial Officer

Saratoga Investment Corp.

212-906-7800

Lena Cati

The Equity Group Inc.

212-836-9611

Val Ferraro

The Equity Group Inc.

212-836-9633

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	May 31, 2026	February 28, 2026
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $1,042,264,577 and $1,011,840,007, respectively)	$1,034,744,952	$1,016,247,566
Affiliate investments (amortized cost of $49,462,297 and $49,429,192, respectively)	50,325,404	52,710,911
Control investments (amortized cost of $77,038,261 and $75,118,675, respectively)	41,263,586	40,175,335
Total investments at fair value (amortized cost of $1,168,765,135 and $1,136,387,874, respectively)	1,126,333,942	1,109,133,812
Cash and cash equivalents	46,140,915	1,680,070
Cash and cash equivalents, reserve accounts	14,667,902	20,105,683
Interest receivable (net of reserve of $863,908 and $470,751, respectively)	9,048,860	7,314,053
Management fee receivable	232,837	249,720
Other assets	999,726	781,766
Total assets	$1,197,424,182	$1,139,265,104

LIABILITIES
Revolving credit facilities	$70,000,000	$70,000,000
Deferred debt financing costs, revolving credit facilities	(1,453,760)	(1,670,816)
SBA debentures payable	213,000,000	160,000,000
Deferred debt financing costs, SBA debentures payable	(4,997,638)	(3,888,087)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(74,697)	(108,898)
Deferred debt financing costs, 4.35% notes payable 2027	(257,587)	(344,393)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(112,867)	(130,839)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(38,226)	(48,361)
Deferred debt financing costs, 6.00% notes payable 2027	(647,257)	(823,774)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(493,059)	(580,514)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(646,196)	(748,873)
8.50% Notes Payable 2028	57,500,000	57,500,000
Deferred debt financing costs, 8.50% notes payable 2028	(763,667)	(866,230)
7.25% Notes Payable 2029	25,000,000	-
Discount on 7.25% notes payable 2029	(480,024)	-
Deferred debt financing costs, 7.25% notes payable 2029	(71,445)	-
7.25% Notes Payable 2030	50,000,000	50,000,000
Discount on 7.25% notes payable 2030	(417,283)	(435,318)
Deferred debt financing costs, 7.25% notes payable 2030	(830,833)	(775,165)
7.50% Notes Payable 2031	100,000,000	100,000,000
Deferred debt financing costs, 7.50% notes payable 2031	(3,351,883)	(3,298,905)
Base management and incentive fees payable	6,862,113	6,602,819
Deferred tax liability	4,027,990	4,579,522
Accounts payable and accrued expenses	1,334,109	1,771,915
Interest and debt fees payable	3,405,852	3,904,143
Directors fees payable	-	5,500
Due to Manager	600,582	590,624
Total liabilities	818,969,224	743,109,350
Commitments and contingencies (See Note 9)

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 16,289,025 and 16,224,198 common shares issued and outstanding, respectively	16,289	16,224
Capital in excess of par value	440,588,956	439,202,477
Total distributable deficit	(62,150,287)	(43,062,947)
Total net assets	378,454,958	396,155,754
Total liabilities and net assets	$1,197,424,182	$1,139,265,104
NET ASSET VALUE PER SHARE	$23.23	$24.42

Asset Coverage Ratio	162.6%	168.4%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	May 31, 2026	May 31, 2025
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$26,005,778	$25,464,663
Affiliate investments	726,094	595,624
Control investments	686,716	1,190,661
Payment in kind interest income:
Non-control/Non-affiliate investments	173,291	168,229
Affiliate investments	503,610	584,749
Control investments	19,586	-
Total interest from investments	28,115,075	28,003,926
Interest from cash and cash equivalents	554,386	2,027,211
Management fee income	544,988	705,175
Dividend income:
Non-control/Non-affiliate investments	-	562,183
Control investments	778,852	436,418
Total dividend from investments	778,852	998,601
Structuring and advisory fee income	656,363	264,375
Other income	127,261	319,329
Total investment income	30,776,925	32,318,617

OPERATING EXPENSES
Interest and debt financing expenses	13,650,283	12,451,865
Base management fees	4,970,053	4,333,332
Incentive management fees expense (benefit)	1,892,061	2,536,513
Professional fees	531,236	699,200
Administrator expenses	1,350,000	1,250,000
Insurance	80,598	74,310
Directors fees and expenses	126,000	131,500
General and administrative	600,266	645,411
Income tax expense (benefit)	(16,559)	54,454
Total operating expenses	23,183,938	22,176,585
NET INVESTMENT INCOME	7,592,987	10,142,032

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	(488,148)	2,262,984
Control investments	638,355	638,355
Net realized gain (loss) from investments	150,207	2,901,339
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(11,927,184)	372,148
Affiliate investments	(2,418,612)	(45,944)
Control investments	(831,335)	617,773
Net change in unrealized appreciation (depreciation) on investments	(15,177,131)	943,977
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	530,824	(55,085)
Net realized and unrealized gain (loss) on investments	(14,496,100)	3,790,231
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(6,903,113)	$13,932,263

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.42)	$0.91
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	16,252,548	15,344,510

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per Share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share, respectively. These non-GAAP measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Pursuant to the requirements of Item 10(e) of Regulation S-K, the following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three months ended May 31, 2026 and 2025.

	For the Three Months Ended
	May 31, 2026	May 31, 2025

Net Investment Income	$7,592,987	$10,142,032
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income	$7,592,987	$10,142,032

Net investment income yield	7.8%	10.3%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income yield (1)	7.8%	10.3%

Net investment income per share	$0.47	$0.66
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income per share (2)	$0.47	$0.66

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.